Exhibit 99.1

For immediate release		November 6, 2013

Crown Crafts Reports Results for Second Quarter of Fiscal 2014

● Net income up 51.3% and net sales up 16.0% for the quarter
● Second quarter gross margin increased to 28.6%
● Ended the quarter debt-free
● Board declares quarterly cash dividend of $0.08 per share

Gonzales, Louisiana – Crown Crafts, Inc. (NASDAQ-CM: CRWS) today reported results for the second quarter of fiscal year 2014, which ended September 29, 2013.

“We achieved strong sales and net income growth for the second quarter, largely due to the introduction of three new programs, which we referred to in our first-quarter earnings release,” said E. Randall Chestnut, Chairman, President and Chief Executive Officer. “These programs are part of our ongoing initiative to expand our offerings with new products for today’s young families.”

Chestnut added, “We will continue to be aggressive in our pursuit to diversify our portfolio and enhance our product mix. Most recently, as we announced in September, we made further progress with this effort as we entered into a new U.S. distribution agreement with U.K.-based Gro Company and a new licensing agreement with Jonathan Adler. Both of these programs received positive responses at the recent ABC Trade Show in Las Vegas.”

Financial Results

Net income for the second quarter of fiscal 2014 increased 51.3% to $1.1 million, or $0.12 per diluted share, compared with net income of $755,000, or $0.08 per diluted share, for the second quarter of fiscal year 2013. Net sales for the quarter increased 16.0% to $20.1 million, from $17.3 million a year ago. Gross margin improved to 28.6% of net sales for the quarter, compared with 22.6% for the prior-year period.

For the six-month period, net income increased 18.9% to $2.0 million, or $0.20 per diluted share, compared with net income of $1.7 million, or $0.17 per diluted share, for the first six months of fiscal year 2013. Net sales increased 5.6% to $36.7 million, from $34.7 million a year ago. Gross margin improved to 27.9% of sales, compared with 24.0% for the prior-year period.

916 S. Burnside Avenue * PO Box 1028 * Gonzales, LA 70707-1028 * (225) 647-9100 * Fax (225) 647-9104

Quarterly Cash Dividend

The Company also announced that its Board of Directors declared a quarterly cash dividend on the Company’s Series A common stock of $0.08 per share, which will be paid on January 3, 2014 to shareholders of record at the close of business on December 13, 2013. “Our cash flow continues to be strong, and we remain debt-free,” Chestnut said. “Due to our ongoing financial strength, we are pleased that we can continue to reward our shareholders with regular quarterly dividends.”

Conference Call

The Company will host a teleconference today at 1:00 p.m. Central Standard Time to discuss the Company’s results, during which interested individuals will be given the opportunity to ask appropriate questions. To join the teleconference, dial (877) 317-6789 and refer to conference number 10035565. The teleconference can also be accessed in listen-only mode by visiting the Company’s website at www.crowncrafts.com. The financial information to be discussed during the teleconference may be accessed prior to the call on the investor relations portion of the Company’s website.

A telephone replay of the teleconference will be available one hour after the end of the call through 8:00 a.m. Central Standard Time on November 13, 2013. To access the replay, dial (877) 344-7529 in the United States or (412) 317-0088 from international locations and refer to conference number 10035565.

About Crown Crafts, Inc.

Crown Crafts, Inc. designs, markets and distributes infant, toddler and juvenile consumer products, including crib and toddler bedding; blankets; nursery accessories; room décor; burp cloths; bathing accessories; reusable and disposable bibs; and disposable placemats, floor mats, toilet seat covers and changing mats. The Company’s operating subsidiaries consist of Crown Crafts Infant Products, Inc. in California and Hamco, Inc. in Louisiana. Crown Crafts is among America’s largest producers of infant bedding, bibs and bath items. The Company’s products include licensed and branded collections as well as exclusive private label programs for certain of its customers. The Company’s website is www.crowncrafts.com.

Forward-Looking Statements

The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933, the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations, projections, estimates and assumptions. Words such as “expects,” “believes,” “anticipates” and variations of such words and similar expressions identify such forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause future results to differ materially from those suggested by the forward-looking statements. These risks include, among others, general economic conditions, including changes in interest rates, in the overall level of consumer spending and in the price of oil, cotton and other raw materials used in the Company’s products, changing competition, changes in the retail environment, the level and pricing of future orders from the Company’s customers, the extent to which the Company’s business is concentrated in a small number of customers, the Company’s dependence upon third-party suppliers, including some located in foreign countries, customer acceptance of both new designs and newly-introduced product lines, actions of competitors that may impact the Company’s business, disruptions to transportation systems or shipping lanes used by the Company or its suppliers, and the Company’s dependence upon licenses from third parties. Reference is also made to the Company’s periodic filings with the Securities and Exchange Commission for additional factors that may impact the Company’s results of operations and financial condition. The Company does not undertake to update the forward-looking statements contained herein to conform to actual results or changes in our expectations, whether as a result of new information, future events or otherwise.

Contact:

Olivia W. Elliott

Vice President and Chief Financial Officer

(225) 647-9124

oelliott@crowncrafts.com

or

Halliburton Investor Relations

(972) 458-8000

CROWN CRAFTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

SELECTED FINANCIAL DATA

In thousands, except percentages and per share data

(Unaudited)

	Three-Month Periods Ended		Six-Month Periods Ended
	September 29, 2013	September 30, 2012	September 29, 2013	September 30, 2012
Net sales	$20,051	$17,282	$36,664	$34,735
Gross profit	5,727	3,914	10,221	8,339
Gross profit percentage	28.6%	22.6%	27.9%	24.0%
Income from operations	1,845	1,140	3,169	2,580
Income before income tax expense	1,828	1,147	3,137	2,575
Income tax expense	686	392	1,173	923
Net income	1,142	755	1,964	1,652
Basic earnings per share	$0.12	$0.08	$0.20	$0.17
Diluted earnings per share	$0.12	$0.08	$0.20	$0.17

Weighted Average Shares Outstanding:
Basic	9,848	9,775	9,838	9,750
Diluted	9,864	9,847	9,851	9,818

CONSOLIDATED BALANCE SHEETS

SELECTED FINANCIAL DATA

In thousands

	September 29, 2013	March 31, 2013
Cash and cash equivalents	$1,778	$340
Accounts receivable, net of allowances	17,015	21,724
Inventories	15,033	10,930
Total current assets	35,694	35,227
Finite-lived intangible assets - net	5,637	5,990
Goodwill	1,126	1,126
Total assets	$44,129	$44,163

Total current liabilities	10,629	11,351

Shareholders’ equity	33,500	32,812
Total liabilities and shareholders’ equity	$44,129	$44,163